Loan Contract

Borrower: Shandong Ruitai Chemicals Co., Ltd

Address: Wenyang Town, Feicheng City, Shandong Province

Legal Representative: Lu Xingfu

Lender: Tai An Ruitai Cellulose Co., Ltd

Address: Wenyang Town, Feicheng City, Shandong Province

Legal Representative: Lu Xingfu

Whereas:

1.

Shandong Ruitai Chemicals Co., Ltd is an original shareholder of Tai An Ruitai Cellulose Co., Ltd, and after Tai An Ruitai Cellulose Co., Ltd is listed through the method of reverse takeover, 1% of its shares are still owned by Shandong Ruitai Chemicals Co., Ltd;

2.

Since the above two companies are related parties, there are frequent capital borrowings and lendings between the two parties before the listing of Tai An Ruitai Cellulose Co., Ltd;

3.

Generally, Shandong Ruitai Chemicals Co., Ltd should promptly make the repayment for the loans borrowed after the listing of Tai An Ruitai Cellulose Co., Ltd, however, in consideration of substantial amount of the loans, it may be difficult for it to make full repayment in a short term.

Now therefore, according to relevant laws, rules and regulations, the two parties have reached an agreement on the said matter subject to the following terms and conditions:

1.

Loan Amount

The Borrower borrows from the Lender and the Lender lends to the Borrower USD $ (full-form characters) fourteen million eight hundred twenty nine thousand five hundred ninety three exactly (equal to RMB one hundred and eight million four hundred sixty six thousand eight hundred eighty six and eighty seven cents only).

2.

Loan Term and Repayment Plan

The term of this Loan Contract is three years, commencing from December 31, 2007 to December 31, 2010. The Loan shall be repaid in three installments, namely, 30% of the total loan amount to be paid back before December 31, 2008, another 30% of the total loan amount to be paid back before December 31, 2009 and the final remaining 40% to be paid up before December 31, 2010.

Loan Interest Rate, and Calculation and Settlement of Loan Interest

1)

Monthly interest rate: 7‰;

2)

The Calculation of interest shall begin from the date of execution of this Contract. The loan interest shall be calculated per month, and monthly return of principal and interest shall apply.

3.

Loan Contract Guarantee

This Loan Contract adopts mortgage guarantee method. The mortgage is the thermal power plant owned by Shandong Ruitai Chemicals Co., Ltd, and in addition, Mr. Lu Xingfu, and Mr. Ma Dianming, shareholders of Shandong Ruitai Chemicals Co., Ltd, covenant to shoulder joint liability for repayment in case that the borrowed amount under this Loan Contract fails to be paid back in due time.

4.

Default Liability

In case that the Borrower fails to make full repayment for the principal and interests of the loans under this Loan Contract as scheduled, it shall be deemed as a default of this Contract, the Lender shall be entitled to calculate and receive penalty and compound interests according to the relevant stipulations of the People’s Bank of China.

5.

Settlement of Disputes

Any dispute arising in connection with the execution of this Loan Contract may be settled through negotiation of the two parties, and in case that no agreement can be reached, it may be submitted to the court of jurisdiction for award.

6.

Validity

This Loan Contract shall take into effect after signed and stamped by the two parties.

7.

This Contract is made into quadruplicate, and each party and each guarantor holders one.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their respective duly authorized officers and relevant guarantors as of the date first herinafter written.

Borrower: Dalian Vitup Management Holdings Co., Ltd

Authorized Representative：____________________

Lender: Tai An Ruitai Cellulose Co., Ltd

Authorized Representative：____________________

Guarantors Signature:

____________________

____________________

Date: December 31, 2007

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